UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2013
TELENAV, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34720 (Commission File Number)	77-0521800 (I.R.S. Employer Identification No.)

950 De Guigne Drive
Sunnyvale, California 94085
(Address of principal executive offices) (Zip code)
(408) 245-3800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 12, 2013, Telenav, Inc. (“Telenav" or the “Company") entered into an asset purchase agreement (the “Asset Purchase Agreement") with FleetCor Technologies Operating Company, LLC (“FleetCor"). The Asset Purchase Agreement provides for the sale of the Company's enterprise business unit (the “Transaction”). FleetCor has agreed to pay approximately $10 million in cash for the assets of Telenav's enterprise business unit and to assume certain liabilities of Telenav and its affiliates relating to the enterprise business unit, as described in the Asset Purchase Agreement. The Transaction is anticipated to close in approximately 30 days after the date of the Asset Purchase Agreement, subject to the satisfaction of various customary closing conditions.

The Asset Purchase Agreement includes customary representations, warranties and covenants, including a license permitting FleetCor to utilize certain Telenav owned intellectual property following the Transaction. Subject to certain limitations, each party has also agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters. 12.5% of the purchase price will be held back by FleetCor upon the closing of the Transaction and shall be maintained for a period of twelve months to satisfy any amounts owed by Telenav to FleetCor pursuant to Telenav's obligations under the Asset Purchase Agreement, including the indemnification provisions.

The Asset Purchase Agreement also includes customary termination provisions, including that each of Telenav and FleetCor may terminate the Asset Purchase Agreement if the other party has materially breached any representation, warranty or covenant contained in the Asset Purchase Agreement and failed to cure such breach or if the closing of the Transaction has not occurred on or prior to May 1, 2013. Further, FleetCor may terminate the Asset Purchase Agreement if prior to the closing of the Transaction, the assets of Telenav's enterprise business unit were lost, damaged and destroyed and such loss, damage or destruction would result in a material adverse effect on the Company, the enterprise business unit or its assets.

In connection with the Transaction, Telenav and FleetCor intend to enter into a transition services agreement, pursuant to which Telenav will continue to support certain aspects of the enterprise business following the closing of the Transaction while that business is transitioned to FleetCor, and a noncompetition agreement, pursuant to which Telenav will agree not to compete with FleetCor in certain business areas related to the enterprise business for three years following the closing of the Transaction.

The foregoing is a summary of the terms of the Asset Purchase Agreement and does not purport to summarize or include all terms of the Asset Purchase Agreement or to identify or summarize all of the other agreements related to the Transaction.
A copy of the press release announcing the entry into the Asset Purchase Agreement is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
2.1*	Asset Purchase Agreement by and between Telenav, Inc. and FleetCor Technologies Operating Company, LLC dated March 12, 2013.

99.1	Press release of Telenav, Inc. dated March 12, 2013

*To be filed with the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELENAV, INC.

Date: March 13, 2013	By: /s/ Loren Hillberg
Name: Loren Hillberg
Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Asset Purchase Agreement by and between Telenav, Inc. and FleetCor Technologies Operating Company, LLC dated March 12, 2013.

99.1	Press release of Telenav, Inc. dated March 12, 2013

*To be filed with the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2013.